Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 29, 2024, on the financial statements and internal control over financial reporting of ProPhase Labs, Inc. and Subsidiaries, which reports appear in the 2023 Annual Report to Shareholders of ProPhase Labs, Inc. and Subsidiaries.

/s/ Morison Cogen LLP

Morison Cogen LLP

May 20, 2024